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Peter LaMontagne
ManTech International Corporation	Corporate Vice President
12015 Lee Jackson Highway	703-218-8200
Fairfax, VA 22033-3300	703-218-8296 (fax)
www.mantech.com	Corporatecommunications@mantech.com

FOR IMMEDIATE RELEASE

ManTech to Acquire CTX Corporation

FAIRFAX, Virginia – December 6, 2002 – ManTech International Corporation (Nasdaq: MANT) a Fairfax, Virginia-based information technology (IT) and technical services solution provider supporting Department of Defense and intelligence community customers, announced today the signing of a definitive agreement to acquire CTX Corporation, of Vienna, Virginia, a leading provider of information technology and software strategies and solutions to the national intelligence community.

Founded in 1993, CTX Corporation supports key customers and programs within the national intelligence community, focusing primarily on mission critical IT and software services, including knowledge management, collaboration solutions, network engineering, and network forensics. Approximately 89% of CTX Corporation’s 188 employees hold government security clearances at the Top Secret level, most with additional special accesses to compartmented programs. Approximately 93.5% of CTX Corporation’s estimated $35 million in revenue for 2002 is derived from intelligence community customers.

CTX Corporation’s technical professionals have expertise in commercially available technologies and operational experience with proprietary government systems. CTX Corporation’s solutions help intelligence community customers to: modernize information systems; collaborate across and within government enterprises; and develop and implement data mining techniques to better utilize information from large-scale data repositories.

Commenting on the proposed acquisition, ManTech International Corporation Chairman of the Board, CEO, and President, George J. Pedersen stated, “We are extremely pleased that ManTech and CTX Corporation will be joining forces. CTX will bring to ManTech a talented workforce and a strong track record of success in working on priority classified intelligence community programs.” Pedersen continued, “CTX will also add new technical competencies complementary to ManTech’s skill base.”

Evan Hineman, ManTech Executive Vice President and former Deputy Director for Science and Technology at the Central Intelligence Agency, added, “The combined

ManTech to Acquire CTX Corporation
December 6, 2002

capabilities of CTX Corporation and ManTech will provide a new platform for growth with intelligence community customers and programs that ManTech has not traditionally supported. CTX Corporation’s strong reputation is evidenced by their role as prime contractor on a number of key technology initiatives in the intelligence community marketplace.” Hineman concluded, “I am very impressed by the CTX management and technical team, and I look forward to working closely with them to support continued growth.” In the near term, CTX will operate under ManTech’s National Security Solutions Group, the company’s lead business unit supporting intelligence community customers. Mr. Hineman is also the President of the National Security Solutions Group.

CTX Corporation President and CEO, Tracy Graves Stevens, highlighted the strategic opportunity for ManTech and CTX: “We are excited about the opportunity of joining CTX Corporation’s strengths with ManTech to continue our work of supporting the U.S. National Security mission. CTX remains committed to providing quality solutions and top-notch talent to our customers and welcomes the opportunity for exposure to the new business areas that ManTech offers.” ManTech also announced that after the acquisition closes, Ms. Graves Stevens and the senior CTX executive team will continue in their current positions.

According to the terms of the merger agreement, ManTech will acquire CTX Corporation for $34.0 million in cash plus the repayment at closing of existing CTX debt not to exceed $1.3 million. The purchase price is also subject to post-closing adjustments. The transaction is expected to close by the end of 2002 and is subject to customary closing conditions. Quarterdeck Investment Partners, LLC acted as financial advisor to ManTech International Corporation on the transaction, and Allfirst Investment Banking represented CTX Corporation.

ManTech will fund the acquisition using proceeds from its initial public offering, completed in February 2002, and borrowings from its credit facility. ManTech Executive Vice President and Chief Financial Officer, John A. Moore, Jr. stated that the company expects that the acquisition will be accretive to earnings for ManTech in 2003 and noted that, “CTX Corporation has not only established itself with priority intelligence community customers, but it has also achieved impressive growth with solid margins in recent years.” Moore stated that 2002 revenue for CTX Corporation is expected to be approximately $35 million, compared to approximately $24 million in 2001, and that the company is well positioned to benefit from positive spending trends on information technology in the intelligence community.

Moore further noted that the purchase price of $35.3 million (which includes the repayment of existing CTX debt) equates to approximately 12.2 times CTX Corporation’s 2002 estimated proforma EBITDA. The proforma EBITDA takes into account the elimination of non-recurring and private company expenses. The acquisition will provide cash tax savings to ManTech due to the deductibility of goodwill of approximately $12 million over 15 years. The goodwill is deductible because the shareholders of CTX Corporation are making a Section 338 h(10) election under the IRS code, which is a condition to closing.

ManTech to Acquire CTX Corporation
December 6, 2002

The effective purchase price (after taking into account the net present value of this tax savings) is therefore approximately 10.0 times CTX Corporation’s 2002 estimated proforma EBITDA. “We expect this acquisition to be accretive to earnings by approximately $0.05 per share in 2003 based on our current guidance of 27.0 million shares outstanding for the year,” commented Moore.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation delivers a broad array of information technology and technical services solutions to U.S. federal government customers, focusing primarily on critical national defense programs for the intelligence community and Department of Defense. ManTech designs, develops, procures, implements, operates, tests and maintains mission-critical, enterprise information technology and communication systems and infrastructures for federal government customers in the United States and 34 countries worldwide. Additional information on ManTech can be found at www.mantech.com.

About CTX Corporation:

Headquartered in Vienna, VA, CTX Corporation is an innovative knowledge engineering company dedicated to providing sophisticated IT and network security solutions to government clients, primarily to agencies within the National Security Community. By leveraging its customer domain knowledge and expertise in information technologies, the Company has developed a strong reputation in the areas of secure network architecture/engineering, information assurance, information management/analysis and collaboration, and the development of custom software and tools.

Founded in 1993, CTX has experienced consistent growth, firmly establishing itself as a reliable solutions partner within the National Security marketplace. This dynamic growth has led to the company’s inclusion in the Inc. 500 and its receipt of many industry awards and acknowledgments.

Statements made in this press release which do not address historical facts could be interpreted to be forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to the following: failure to close the acquisition or successfully integrate CTX Corporation into the company’s operations, failure to realize any accretive effects from the acquisition; changes to the tax laws relating to the treatment and deductibility of goodwill or any change in tax rates; failure of government customers to exercise options under contracts; funding decisions of U.S. Government projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete and successfully integrate acquisitions which appropriately achieve our strategic plans; material changes in laws or regulations applicable to the company’s businesses and other

ManTech to Acquire CTX Corporation
December 6, 2002

risk factors discussed in the company’s filings under the Securities Act of 1933. The statements in this press release are made as of December 6, 2002, and the Company undertakes no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

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